Press Release

Contact: Terri McKay, FHLBank Pittsburgh: 412-288-2830; cell 412-523-8511 tmckay@fhlb-pgh.com

FHLBANK PITTSBURGH ANNOUNCES FULL YEAR AND FOURTH QUARTER FINANCIAL RESULTS

PITTSBURGH, February 20, 2014 – The Federal Home Loan Bank of Pittsburgh (FHLBank or the Bank) today announced unaudited financial results for full year and fourth quarter 2013. The Bank recorded net income of $147.8 million for the year 2013 and $43.7 million for the fourth quarter. The Board of Directors declared a dividend of 2.50 percent annualized, payable to the Bank’s stockholders on February 21, 2014.

“We have achieved a level of performance that supports a solid return to our stockholders and a meaningful contribution to affordable housing,” said Winthrop Watson, President and Chief Executive Officer. “We are committed to continuous improvement and returning value to our membership and communities.”

Operating Results
The Bank’s net income totaled $147.8 million for 2013, an increase of $18.1 million compared to $129.7 million for 2012. This increase was primarily driven by higher net gains on derivatives and hedging activities, lower net other-than-temporary impairment (OTTI) credit losses and net gains on the early extinguishment of debt, partially offset by lower net interest income and higher other expenses. Net gains on derivatives and hedging activities were $30.2 million for 2013 compared to $10.7 million for 2012, an increase of $19.5 million. OTTI credit losses on the private-label mortgage-backed securities (MBS) portfolio were $(0.4) million for 2013, an improvement of $11.0 million compared to $(11.4) million for 2012. Results for 2013 included net gains of $9.6 million from early extinguishment of debt. Partially offsetting these improvements, net interest income declined to $195.1 million in 2013 compared to $209.8 million for 2012, a decrease of $14.7 million. This decrease was primarily due to lower prepayment fees on advances. Additionally, total other expense was $80.0 million for 2013, an increase of $7.7 million from $72.3 million for 2012, primarily related to a voluntary contribution to the Bank’s pension plan in the fourth quarter.

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601 Grant Street • Pittsburgh, PA 15219-4455 • 412-288-3400 • www.fhlb-pgh.com

FHLBank Pittsburgh Reports 2013 Results – page two

For the fourth quarter of 2013, net income was $43.7 million compared to $51.7 million for the same prior-year period, primarily due to lower net interest income, higher other expense and higher net losses on trading securities, partially offset by higher net gains on derivatives and hedging activities. Net interest income declined to $60.1 million for the fourth quarter, compared to $67.7 million for the fourth quarter of 2012, primarily due to a decrease in advance prepayment fees in the fourth quarter of 2013. Other expense increased $6.7 million in the fourth quarter of 2013 compared to the fourth quarter of 2012 primarily due to a voluntary pension plan contribution. The net loss on trading securities was $(5.1 million) in the fourth quarter of 2013 compared to a $0.1 million net gain in the fourth quarter of 2012. Partially offsetting the above were net gains on derivatives and hedging activities of $16.1 million for the fourth quarter of 2013, compared to $8.1 million in the fourth quarter of 2012.

As previously reported, the vast majority of the securities in the Bank’s private-label MBS portfolio were AAA-rated at the time of purchase. Based on the performance of certain securities, among other information, it appears that the underwriting standards represented in the offering materials for these securities were not followed. As a result, the Bank owns certain private-label MBS, which it otherwise would not have owned, on which it has recognized losses. In 2009, the Bank filed lawsuits against certain issuers, underwriters and rating agencies related to these misrepresentations. As set forth in Form 8-K filed on January 28th, the Bank has agreed with certain of its defendants to settle its claims against them arising out of certain investments the Bank made in private-label mortgage-backed securities. The Bank’s litigation continues against various issuers, underwriters, and credit rating agencies based on its investments in certain private-label mortgage-backed securities.

Balance Sheet Highlights
At December 31, 2013, total assets were $70.7 billion, an increase of $6.1 billion from $64.6 billion at December 31, 2012, primarily due to increased advances partially offset by a decrease in short-term liquidity balances. Advances totaled $50.2 billion at December 31, 2013, an increase of $9.7 billion compared to $40.5 billion at December 31, 2012 primarily due to the increased liquidity needs of several large members. Short-term liquidity balances, which includes Federal funds sold, securities purchased under agreements to resell and cash, declined approximately $2.5 billion in the comparison.

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FHLBank Pittsburgh Reports 2013 Results – page three

Total capital at December 31, 2013 was $3.7 billion, up from $3.4 billion at December 31, 2012. This increase was primarily driven by additional stock purchases from members to support advance activity, which more than offset the Bank’s excess stock repurchases during 2013, and higher retained earnings. Total retained earnings were $685.7 million at December 31, 2013, an increase of $126.4 million from $559.3 million at December 31, 2012. Total retained earnings at December 31, 2013 included $60.1 million of restricted retained earnings. At December 31, 2013, FHLBank Pittsburgh had total regulatory capital of $3.6 billion and remained in compliance with all regulatory capital requirements.

The Board of Directors declared a dividend equal to an annual yield of 2.50 percent. The dividend will be calculated on stockholders’ average balances during the period October 1, 2013 to December 31, 2013, and credited to stockholders’ accounts on Friday, February 21, 2014.

Detailed financial information regarding 2013 results will be available in FHLBank Pittsburgh’s 2013 Annual Report on Form 10-K, which the Bank anticipates filing around March 13, 2014. Detailed financial information regarding the first nine months of 2013 is available in the Bank’s 2013 Quarterly Reports on Form 10-Q and detailed information regarding 2012 is available in the 2012 Annual Report on Form 10-K, which can be accessed through FHLBank Pittsburgh’s website at www.fhlb-pgh.com or on the SEC’s website at www.sec.gov.

FHLBank Pittsburgh is a wholesale bank that serves the housing finance and community and economic development needs of its owner-members. FHLBank Pittsburgh provides reliable access to low-cost funds, competitive pricing in the purchase of mortgage loans, correspondent banking, technical assistance, affordable housing grants and other programs so members can better serve their own communities. FHLBank Pittsburgh is privately capitalized and funded and does not use taxpayer dollars. At December 31, 2013, it had 297 members in its district of Delaware, Pennsylvania and West Virginia and approximately $71 billion in assets. FHLBank Pittsburgh is one of twelve Banks in the Federal Home Loan Bank System, established by Congress in 1932 to support the residential mortgage and community development activities of local financial institutions.

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FHLBank Pittsburgh Reports 2013 Results – page four

This document contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Actual performance or events may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, economic and market conditions, real estate, credit and mortgage markets; volatility of market prices, rates, and indices related to financial instruments; political, legislative, regulatory, litigation, or judicial events or actions; changes in assumptions used in the quarterly Other-Than-Temporary Impairment (OTTI) process; risks related to mortgage-backed securities; changes in the assumptions used in the allowance for credit losses; changes in the Bank’s capital structure; changes in the Bank’s capital requirements; membership changes; changes in the demand by Bank members for Bank advances; an increase in advances’ prepayments; competitive forces, including the availability of other sources of funding for Bank members; changes in investor demand for consolidated obligations and/or the terms of interest rate exchange agreements and similar agreements; changes in the Federal Home Loan Bank (FHLBank) System’s debt rating or the Bank’s rating; the ability of the Bank to introduce new products and services to meet market demand and to manage successfully the risks associated with new products and services; the ability of each of the other FHLBanks to repay the principal and interest on consolidated obligations for which it is the primary obligor and with respect to which the Bank has joint and several liability; applicable Bank policy requirements for retained earnings and the ratio of the market value of equity to par value of capital stock; the Bank’s ability to maintain adequate capital levels (including meeting applicable regulatory capital requirements); business and capital plan adjustments and amendments; technology risks; and timing and volume of market activity. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. FHLBank Pittsburgh does not undertake to update any forward-looking statements made in this announcement.

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FHLBank Pittsburgh Reports 2013 Results – page five

Unaudited Condensed Statements of Condition and Income
(in millions)

Condensed Statement of Condition	December 31, 2013	December 31, 2012
ASSETS:
Cash and due from banks	$3,121.3	$1,350.6
Federal funds sold and securities purchased under agreements to resell	2,875.0	7,095.0
Trading securities	239.2	353.6
Available-for-sale securities	6,757.7	5,932.2
Held-to-maturity securities	3,995.5	5,665.0
Advances	50,247.5	40,497.8
Mortgage loans held for portfolio, net of allowance for credit losses of $11.4 and $14.2, respectively	3,224.1	3,532.5
All other assets	210.6	189.6

Total assets	$70,670.9	$64,616.3

LIABILITIES:
Consolidated obligations, net	$65,934.6	$59,284.1
All other liabilities	1,044.1	1,903.2

Total liabilities	66,978.7	61,187.3

CAPITAL:
Capital stock	2,962.2	2,816.0
Retained earnings	685.7	559.3
Accumulated other comprehensive income	44.3	53.7

Total capital	3,692.2	3,429.0

Total liabilities and capital	$70,670.9	$64,616.3

	For the three months		For the year ended
	ended December 31,		December 31,
Condensed Statement of Income	2013	2012	2013	2012
Total interest income	$151.0	$183.1	$596.5	$730.4
Total interest expense	90.9	115.4	401.4	520.6

Net interest income	60.1	67.7	195.1	209.8

Provision (benefit) for credit losses	0.2	0.4	(1.8)	0.4

Net OTTI losses	—	0.4	0.4	11.4

All other income	15.0	10.2	47.9	18.5

All other expense	26.3	19.6	80.0	72.3

Income before assessments	48.6	57.5	164.4	144.2

Affordable Housing Program assessment	4.9	5.8	16.6	14.5

Net income	$43.7	$51.7	$147.8	$129.7